Exhibit 99.1

THE REALREAL PROVIDES HOLIDAY UPDATE

SAN FRANCISCO, Dec. 2, 2020 — The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, consigned luxury goods—today provided a business update in accordance with the SEC’s disclosure guidance with respect to the ongoing COVID-19 pandemic.

The RealReal’s business recovery continued in November, highlighted by record monthly new and repeat buyers, an approximately 10% Y/Y increase in 5 day holiday period order volume, and an approximately 3% Y/Y increase in order volume. These improving underlying trends were partially offset by supply headwinds in the Fine Jewelry and Watch (FJW) category, which negatively impacted category gross merchandise volume (GMV) mix and average selling prices in November. As a result of the category mix shift, November GMV decreased approximately 3% Y/Y, an improvement versus the 5% Y/Y decline in October. For the 5 day holiday weekend, GMV declined by approximately 2% Y/Y.

Other November business highlights included:

•	New buyers achieved a monthly record and increased approximately 24% Y/Y;

•	Retail and Luxury Consignment Office (LCO) supply units shipped momentum continued and accelerated to approximately 51% Y/Y growth versus 48% Y/Y in October;

•	Vendor supply units shipped increased approximately 121% Y/Y; and

•	Palo Alto store units shipped during its first 10 days exceeded New York Madison Avenue store units shipped in its first 10 days.

“We continue to make progress on our business recovery and were especially pleased with the record number of new and repeat buyers in November, the 24% Y/Y growth of new buyers in November, and the order volume momentum during the holiday shopping weekend,” said Julie Wainwright, founder and CEO of The RealReal. “While COVID-19 continues to present challenges to our supply acquisition, especially in the FJW category, we are optimistic that category mix will normalize as we emerge from the pandemic. We remain focused on making the necessary strategic investments to drive the business forward during the pandemic and to position us for sustained, healthy growth in the years to come.”

The following table represents GMV trends for each month beginning January 2020 through November 2020, with February growth normalized for an extra day:

	January	February	March	April	May	June	July	August	Sep.	Oct.	Nov.
Y/Y Growth	28%	30%	-15%	-33%	-19%	-8%	-2%	-6%	-1%	-5%	-3%

The market environment remains very fluid, and The RealReal will continue to closely monitor the development of the COVID-19 pandemic; federal, state and local operating restrictions; and changes in consignor and buyer activity on its platform. The company expects to continue to adjust its operating plans, and its actual results could differ materially from those reflected in this press release.

The information in this press release will be discussed on the Credit Suisse Technology Conference webcast later today and reflects preliminary information available as of this date. You can access this webcast on The RealReal’s investor relations page of its website at https://investor.therealreal.com/news-events/events.

About The RealReal, Inc.

The RealReal is the world’s largest online marketplace for authenticated, consigned luxury goods. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have 150+ in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by hundreds of brands, from Gucci to Cartier, supporting the circular economy. We make consigning effortless with free in-home pickup, drop-off service, virtual appointments and direct shipping for individual consignors and estates. At our stores in Chicago, Los Angeles, New York City, Palo Alto and San Francisco, customers can shop, consign, and meet with our experts. At our 11 Luxury Consignment Offices, six of which are in our retail stores, our expert staff provides free valuations.

Investor Relations Contact:

Paul Bieber

Head of Investor Relations

paul.bieber@therealreal.com

Press Contact:

Erin Santy

Head of Communications

pr@therealreal.com

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, progress on the recovery of the business, future normalization of category mix and plans for strategic investments, in particular in the context of the impacts of the COVID-19 pandemic. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and social unrest on our operations, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations website at https://investor.therealreal.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.